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                                                                    EXHIBIT 99.3



FOR IMMEDIATE RELEASE
SAFEGUARD SCIENTIFICS PROVIDES FUNDING FOR NEW INITIATIVE

AUGUST 10, 1999 -- Richardson, Texas

USDATA Creates New eMake Division to Develop Internet Applications for Manufacturing

USDATA Corporation announced today that Safeguard Scientifics, Inc. (NYSE:SFE), USDATA's primary shareholder, has invested an additional $10,000,000 in USDATA to create and launch a new division, called eMake, focused on Internet applications for manufacturing. The funding package, which is in the form of a private placement, includes the purchase of 1,204,819 shares of the company's common stock for $5,000,000 and the purchase of 50,000 shares of the company's Series A Convertible Preferred stock for $5,000,000, increasing Safeguard's ownership to 40.9% on a fully diluted basis.

The new eMake division is focused on the "make" or production area of manufacturing and will develop and distribute Internet applications that deliver integrated production solutions and real-time visibility across the supply chain.

"USDATA's initiative will help companies capitalize on the manufacturing opportunities created through e-commerce by delivering Internet applications that tie into the manufacturing value chain in a real-time fashion. We are pleased to increase our ownership position in USDATA and help them in launching this new division to bring Internet enabled manufacturing solutions to market. This initiative is an excellent fit in our enterprise applications strategy. USDATA has made a tremendous turnaround in the past year and we are confident that the additional investment will accelerate their growth," said Warren V. Musser, Safeguard chairman and CEO. Commenting on the investment, Bob Merry USDATA president and CEO said, "Safeguard has shown a tremendous vote of confidence in USDATA's strategy and ability to execute. The Internet is radically changing the business environment. In the eBusiness world, front office systems will create revenue and profits will be generated through strong back office systems and processes. The focus of this new eMake division is to leverage our extensive manufacturing knowledge through Internet applications to help companies maximize their back office production and create the eMake portal for front office visibility into the production operations of the supply chain." Senior Analyst Greg Gorbach of ARC Advisory group said, "USDATA is on the move. On top of another profitable quarter, they are staking out a production-centric, integrated portfolio of internet applications for manufacturing. With the addition of SmartManager plant-level ERP, USDATA rounds out their offering as envisioned in ARC's Unified Enterprise Model. They've had the vision for some time -- now they have the funding, the focus, the channel, and the product base to deliver a strong value proposition to their customers."
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Initial product availability is targeted for early in the year 2000 and the division will focus on horizontal make-to-order solutions for smaller manufacturers and industry solutions for larger-scale automotive and electronics assembly. The division plans to develop additional vertical market solutions in the future.

About Safeguard

Safeguard is an information technology holding company that identifies, acquires, operates, and manages Internet-related companies. Safeguard's Internet focus places particular emphasis on companies engaged in eCommerce, network infrastructure activities, and enterprise applications, including 4anything.com, eMERGE Interactive, Pac-West Telecomm, and Cambridge Technology Partners, among others. A thought leader in the technology industry, Safeguard has successfully identified and benefited from major technology shifts over the past 30 years. An active participant in its partnership companies' success, Safeguard works closely with their management to support internal and external operations that build value and help prepare for initial public offerings and beyond. Safeguard also assists in managing and working with seven venture capital funds, many of which are also Internet-related, including TL Ventures and PA Early Stage Partners.

About USDATA

USDATA Corporation (NASDAQ: USDC) is a global supplier of component-based production software that is designed to help customers reduce operating costs, shorten cycle times and improve product quality in their manufacturing operations. The company's software enables manufacturers to access accurate and timely information -- whether they are on the plant-floor, in the office, or around the globe. USDATA's solutions span the full range of manufacturing, from monitoring equipment to tracking product flow, and are designed to integrate seamlessly with customer's existing manufacturing and business software. This combination of product breadth and ease of integration provide a total plant solution that defines new levels of manufacturing performance and gives customers a distinct competitive advantage. Now in its 25th year, USDATA has a strong global presence with more than 41,000 installs, in more than 50 countries throughout the world, 13 offices worldwide and a global network of distribution and support partners. The company is headquartered in Richardson, Texas.